Exhibit 99.2

CONTACT:

Jane Pritchett Henderson Chief Financial and Business Officer 617-926-1551

Panacos Announces Preliminary Results of Bevirimat Study 204

Results confirm bevirimat tablet formulation

dosed twice daily achieves target plasma levels

Watertown, MA (October 27, 2008) – Panacos Pharmaceuticals, Inc. (NASDAQ: PANC) announced today the bevirimat Study 204 achieved its primary objective by demonstrating bevirimat plasma levels in HIV-positive patients to be in a target range for virologic reduction. Bevirimat is a novel HIV-1 Gag maturation inhibitor in Phase 2b testing, and the data from the successful completion of this study will be used to optimize the bevirimat tablet dose for future Phase 2 as well as Phase 3 registration trials.

After 14 days of bevirimat treatment given twice daily at doses of 200mg or 300mg (using the 50mg tablet), 100% of 32 treatment-naïve and treatment-experienced patients in Study 204 had bevirimat plasma concentrations well above the previously identified minimum target of 20µg/mL. In addition, bevirimat’s safety profile was comparable to earlier studies where it had been indistinguishable from placebo.

Taken in combination with the recent bioavailability data from Study 114, which utilized the newly developed 100mg tablets, these findings from Study 204 indicate that upcoming Phase 2 and Phase 3 registration trials will utilize a convenient patient-friendly bevirimat formulation that consistently attains plasma levels in a desirable range.

“Study 204 was an important clinical milestone for Panacos and validated that twice daily dosing with a tablet formulation is a viable option to bring our patients to plasma levels well above the previously established target concentration required to have a treatment response. In addition, the short-term safety profile remains very encouraging and is similar to earlier studies, comparable to placebo. All of the data generated to date consistently point to the value of bevirimat as a useful component of antiviral drug regimens for people living with HIV,” stated Alan W. Dunton, MD, President and Chief Executive of Panacos. “We plan to initiate Study 205, our extended-duration trial of bevirimat in 100mg tablets, in the first half of 2009.”

Panacos Announces Results of Bevirimat Prospective Study, which Confirm Patient Response Predictors

Study 204 was a 14-day trial in 32 HIV patients (26 treatment-naïve and 6 treatment-experienced) conducted in Australia. Patients received bevirimat 50mg tablet doses of either 200mg or 300mg given twice a day for 14 days. Patients were not screened for inclusion based on the presence or absence of Gag polymorphisms, although this data was collected. The primary endpoint of the study was pharmacokinetics (i.e., Cmin, the level of bevirimat measured at Day 14 in blood plasma). Viral load also was measured. Patients who wished to continue treatment after Day 14 and include bevirimat in their optimized regimen were given that option, if they had achieved a 0.5 log10 viral load reduction after 2 weeks of bevirimat monotherapy.

As noted, bevirimat was well-tolerated with the rate and type of adverse events similar to earlier studies. There were no serious adverse events and no adverse event-related discontinuations.

Bevirimat was well absorbed; all 32 patients exceeded the minimum target plasma concentration of 20µg/ml. Patients receiving 200mg BID had a mean Cmin of 47µg/mL, and patients receiving 300mg BID had a mean Cmin of 74µg/mL.

In the 26 treatment-naïve patients, the mean viral load reduction was -0.74 log10 copies/mL, with individual responses up to -2.05 log10 copies/mL. In the treatment-naïve patients who were free of Gag polymorphisms at positions 369, 370 or 371 (which the Company has determined to be the predictors of response to bevirimat), the mean viral load reduction was -0.93 log10 copies/mL. In the treatment-naïve patients with Gag polymorphisms at one or more of these three positions, the mean viral load reduction was -0.60 log 10 copies/mL. These results continue to support the use of Gag polymorphisms to determine response to bevirimat, and the Company plans to refine this genotyping approach further.

In the six treatment-experienced patients, the virologic data are not being included in the overall analysis because they stopped their prior treatment regimen just three days before beginning bevirimat monotherapy treatment, which resulted in highly variable viral load dynamics. Their data are being used for safety and pharmacokinetic analysis.

Panacos Announces Results of Bevirimat Prospective Study, which Confirm Patient Response Predictors

Based on a review of three independent North American and European patient data sets comprising 1,034 HIV-positive patients, 62% of patients are free of baseline Gag polymorphisms at codons 369, 370 or 371. While only 14 of the 32 patients in Study 204 from four clinics in Sydney, Australia, were free of these same polymorphisms, this does not significantly impact the growing database being used to assess the prevalence of Gag polymorphisms worldwide.

As announced on October 27, 2008, Panacos will provide a development update on its quarterly financial results call that will be held on November 5, 2008. The details can be found on the Company’s website at www.panacos.com.

Panacos’ Development Programs

Panacos’ lead compound, bevirimat (PA-457), is the first in the new class of HIV drugs under development called maturation inhibitors, discovered by Company scientists and their academic collaborators. Bevirimat is designed to have potent activity against a broad range of HIV strains, and studies have shown bevirimat is a potent inhibitor of HIV isolates that are resistant to currently approved drugs. Panacos has completed 15 clinical studies with bevirimat in nearly 650 patients and healthy volunteers, showing significant reductions in viral load in HIV-infected patients and a promising safety profile. It is currently in Phase 2b clinical studies. The Company previously determined the optimal dose range of bevirimat and identified patient response predictors to bevirimat, which now have been confirmed in multiple laboratory analyses and the prospective study. Panacos has recently developed a tablet formulation of bevirimat that demonstrates bioavailability and pharmacokinetics comparable to that of the previous solution formulation (Study 114). The Company completed its Phase 2b study of bevirimat (Study 204) that confirmed an optimal dose can be achieved with a twice daily dose of bevirimat tablets. Efficacy and additional safety obtained from Study 204 support the 100mg bevirimat tablet formulation should be studied further in HIV patients.

In addition to bevirimat, the Company has a second-generation program in HIV maturation inhibition that includes compounds with activity against HIV containing Gag polymorphisms. Panacos has also selected a lead compound, PA-161, for preclinical development in its oral HIV fusion inhibitor program.

Panacos Announces Results of Bevirimat Prospective Study, which Confirm Patient Response Predictors

About Panacos

Panacos is developing the next generation of anti-infective products through discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. Approximately 1 million people in the United States and approximately 33 million people worldwide are living with HIV. Approximately 475,000 patients are treated annually for HIV in the United States. Resistance to currently available drugs is one of the most pressing problems in HIV therapy and the leading cause of treatment failure. Panacos’ proprietary discovery technologies are designed to combat resistance by focusing on novel targets in the virus life cycle, including virus maturation and virus fusion.

Except for the historical information contained herein, statements made herein, including those relating to bevirimat’s clinical development, the potential results of treatment with bevirimat and future clinical trials and clinical practice are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks as set forth in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein. The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

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